Exhibit 10.68 – License Agreement

EXCLUSIVE LICENSE AGREEMENT

This EXCLUSIVE LICENSE AGREEMENT (the "Agreement") is entered into as of May 4, 2010 (the "Effective Date") by and between McNiece Cohen Foundation, Inc., a Florida corporation with a mailing address at 821 Majorca Ave, Coral Gables, FL 33134 (the “Foundation”) and Proteonomix, Inc., a Delaware corporation, with a mailing address at 187 Mill Lane, Mountainside, New Jersey 07092 (“Proteonomix”) are individually a “Party”; and collectively the “Parties”).

RECITALS

WHEREAS, the Licensee is the owners of certain technology (the “Technology”) trademarked “StromaCel” (as defined below);

WHEREAS, the McNiece Cohen Foundation, Inc. (the “Foundation”) is engaged in research and development of stem cells and expansion laboratory services and interested in developing and commercializing the Technology; and

WHEREAS, the Licensor wishes to grant Proteonomix and Proteonomix desires to obtain the sole and exclusive, worldwide license for the Technology on the terms set forth herein.

NOW THEREFORE, in consideration of the foregoing and the covenants and premises contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

The following capitalized terms shall have the meanings indicated for purposes of this Agreement.

1.1

"Affiliate" shall mean, as to any person or entity, which, directly or indirectly, controls, is controlled by, or is under common control with such person or entity. For purposes of this definition, "control" shall mean the ownership of more than 50% of the shares of stock entitled to vote for the election of directors in the case of a corporation, and more than 50% of the voting power in the case of a business entity other than a corporation.

1.2

"ANDA" shall mean an Abbreviated New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction, required before commercial sale of a drug product.

1.3

"Confidential Information" shall have the meaning in Section 7.

1.4

"Disclosing Party" shall have the meaning provided in Section 5.

1.5

"Disputes" shall have the meaning provided in Section 8.

1.6

"FDA" shall mean the United States Food and Drug Administration or any successor agency.

1.7

"First Commercial Sale" shall mean, with respect to any Licensed Product, the first sale on a commercial basis in an arm's length transaction for end use of such Licensed Product in the United States or in a country after the governing health regulatory authority of such country has granted regulatory approval of such Licensed Product; to the extent such regulatory approval is required in such country. Licensed Product distributed or used for clinical trial purposes shall not be considered sold, marketed or made publicly available for sale and shall not constitute first commercial sale.

1.8

"Indemnifying Party" shall have the meaning provided in Section 8.

1.9

"Licensed Product" means a product that directly results from the Technology and is covered by a Valid Claim of a Patent

1.10

"Licensor Indemnitee" shall have the meaning provided in Section 8.

1.11

"Licensor Improvements" shall mean any new invention, technique, process, materials, cell type, marker, expansion methods, application, formulation or chemical derivation that is relevant to the Technology developed by Licensor.

1.12

"Losses" shall have the meaning provided in Section 8.

1.13

"NDA" shall mean a New Drug Application filed pursuant to the requirements of the FDA, or the equivalent application in any other country or jurisdiction.

1.14

"Net Sales" shall mean the amount actually received by Proteonomix, less the following customary and reasonable items, actually allowed or granted for such Licensed Product (if not previously deducted from the amount invoiced):

(a)

discounts, credits, retroactive price reductions, rebates, refunds, charge backs, allowances and adjustments, including Medicaid, and managed care and similar types of rebates, rejections, market withdrawals, recalls and returns, and administrative fees charged by hospital buying groups and managed care organizations;

(b)

trade, quantity and cash discounts and rebates actually allowed or given;

(c)

sales, excise, turnover, value-added, and similar taxes assessed on the sale of the Product, and import and customs duties;

(d)

shipping and insurance charges, postage, and freight out; and

(e)

Government imposed rebates or discounts.

Sales of Product for use in conducting clinical trials of Licensed Product in a country in order to obtain the regulatory approval of Licensed Product in such country shall be excluded from Net Sales calculations for all purposes. Net Sales shall be determined in a manner consistent for all products sold by or on behalf of Proteonomix and in accordance with applicable U.S. generally accepted accounting principles.

1.15

"Proteonomix Indemnitee" shall have the meaning provided in Section 8.

1.16

"Patents" shall mean the patents and patent applications, filed during the Term in accordance with Section 4; or including or claiming in whole or in part the Technology, and (a) any and all corresponding foreign patents and patent applications, whether now existing or hereafter filed, (b) provisionals, substitutions, divisionals, reexaminations, reissues, renewals, design patents, copyrights, extensions, term restorations, continuations, continuations-in-part, substitute applications and inventors' certificates, arising from, or based upon, any of such patents or patent applications or claiming priority of the patent applications of a); and (c) patents issuing from any such patent applications; and c) any applications filed in a foreign jurisdiction based on (a)-(c).

1.17

"Phase I Clinical Trial" shall mean a human clinical trial in any country to conducted by Proteonomix or its Affiliate initially evaluate the safety of Licensed Product in human subjects or that would otherwise satisfy the requirements of 21 CFR 312.21(a) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.18

"Phase II Clinical Trial" shall mean a human clinical trial in any country to conducted by Proteonomix or its Affiliate initially evaluate the effectiveness of Licensed Product in human subjects with the disease or indication under study or that would otherwise satisfy the requirements of 21 CFR 312.21(b) or the equivalent laws, rules or regulations in a regulatory jurisdiction outside the United States.

1.19

"Phase III Clinical Trial" shall mean a pivotal human clinical trial in any country conducted by Proteonomix or its Affiliate the results of which could be used to establish safety and efficacy of the Licensed Product as a basis for approval of an NDA for such Licensed Product or Additional Product or that would otherwise satisfy the requirements of 21 CFR 312.21(c) or the equivalent laws, rules or regulations in a regulatory Jurisdiction outside the United States.

1.20

"Receiving Party" shall have the meaning provided in Section 5.

1.21

"Regulatory Approval" shall mean approval of an NDA and satisfaction of any related applicable regulatory registration and notification requirements (if any).

1.22

"Royalty Term" shall mean, with respect to each country in which Licensed Product is sold, on a product-by-product basis, that time period beginning on the First Commercial Sale of such Licensed Product covered by a Valid Claim in such country and expiring, on a country-by-country basis, the expiration in such country of the last-to-expire Licensed Patent with a Valid Claim..

1.23

"Sublicense Fee" shall mean any cash and fees received by Proteonomix from a Sublicensee less taxes, duties or other governmental tariffs for rights to the Licensed Patents covering the Licensed Product Notwithstanding the foregoing, the term "Sublicense Fee" shall not include any monies (or equivalent value) received by Proteonomix from a Sublicensee which is a payment in the form of (a) royalties on sales to Third Parties, (b) milestone payments linked to attainment of research, development, clinical goals, and (c) support, at fair market value, of Proteonomix's research development or clinical programs; and (d) equity financing or financing.

1.24

"Sublicensee" shall mean any Third Party to which Proteonomix or its Affiliate has granted rights in the Licensed Patents covering the Licensed Product pursuant to the terms of this Agreement.

1.25

The "Technology" shall mean all information, described in Appendix A and including, but not limited to, regulatory applications and filing, licenses, practices, processes, methods, knowledge, know-how, compositions of matter, assays and biological materials related thereto, and including the Licensor Improvements.

1.26

"Term" shall have the meaning provided in Section 7.

1.27

"Third Party" shall mean any entity other than Licensor or Proteonomix or an Affiliate of Licensor or Proteonomix.

1.28

"U.S." shall mean the United States.

1.29

"Valid Claim" shall mean a claim of an issued patent included within the Licensed Patents, which claim has not lapsed, been cancelled or become abandoned irrevocably and has not been declared invalid or unenforceable by an unreversed and unappealable decision or judgment of a court or other appropriate body of competent jurisdiction, and which has not been admitted to be invalid or unenforceable through reissue, disclaimer or otherwise.

ARTICLE 2

LICENSE

2.1

License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grant to Proteonomix during the Term an exclusive, worldwide, royalty bearing license, with the right to grant sublicenses through multiple tiers of sublicenses, in and to, the Technology, Licensed Products, Licensed Improvements, and Patents; and to develop, distribute, market, make, have made, use, have used, sell, have sold, offer for sale, and import Licensed Products.

2.2

Sublicenses. Upon written approval of Ian McNiece and Michael Cohen, and in the event that Proteonomix sublicenses any of its rights hereunder to a Sublicensee pursuant to Article 2, such sublicense shall include terms and conditions consistent with the terms and conditions of the license granted under this Agreement Sublicenses, if any, granted hereunder, will be to Third Parties in an arm's length transaction under written agreements, copies of which will be provided to Licensor.

2.3

Disclosure of Technology. Licensor will supply Proteonomix, as promptly as practicable after the Effective Date, and in any event within thirty (30) days of the Effective Date, with the Technology that will enable Proteonomix (and or its Sublicensees) independently to develop and manufacture the Licensed Products and obtain Regulatory Approvals. The Parties will work in good faith to complete the provision of Technology to Proteonomix within the time period set forth above.

2.4

Disclosure of Licensed Improvements. During the term of this Agreement, Licensor will supply Proteonomix, as promptly as practicable after any development, production or reduction into practice of any Licensed Improvement, with any such Licensed Improvement.

ARTICLE 3

CONSIDERATION

3.1

Payments. Proteonomix will pay:

Royalties. Upon the First Commercial Sale of Licensed Product, Proteonomix shall pay to the Licensor a royalty of two percent (2.0%) of Net Sales of a Licensed Product during the Royalty Term.

Sublicense Fee. Proteonomix shall pay to Licensor an amount equal to two percent (2%) of the Sublicense Fee received from any Sublicensee.

3.2

Calculations. Payments and reports for the sale of Licensed Product shall be calculated and reported for each calendar quarter. All payments of Royalties and Sublicense Fees due to Licensor shall be paid within sixty (60) days of the end of each calendar quarter, unless otherwise specifically provided herein. Each such payment shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the payment made, including, without limitation, the number of Licensed Products sold, the gross sales and Net Sales of Licensed Products, the Sublicense Fees received from Sublicensees, the applicable royalty payable in U.S. dollars, the method used to calculate such royalty and the exchange rates used, as applicable.

3.3

Tax Withholding. Any tax required to be withheld by Proteonomix or any Affiliate or Sublicensee under the laws of any foreign country for the account of the Licensor under this Article 3 shall be deducted from the applicable payment to the Licensor and promptly paid by Proteonomix or said Affiliate or Sublicensee for and on behalf of the Licensor to the appropriate governmental authority (provided that, if Proteonomix assigns its obligations under this Agreement to a non-U.S. Affiliate, the amount of any withholding taxes deducted from payments by such Affiliate to the Licensor shall not exceed the amount of any withholding taxes that would have been deducted by Proteonomix had Proteonomix made such payment to the Licensor), and Proteonomix or the Affiliate shall furnish the Licensor with proof of payment of such tax together with official or other appropriate evidence issued by the appropriate governmental authority sufficient to enable the Licensor to support a claim for income tax credit in respect of any sum so withheld.

3.7

Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. For payments made on sales of Licensed Product, with respect to each quarter, for countries other than the U.S., whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at a rate of exchange equal to the rate of exchange for the currency of the country from which payments are payable as published in The Wall Street Journal, Western Edition, on the last business day of the calendar quarter for which a payment is due. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by the Licensor, unless otherwise specified in writing by the Licensor

3.8

Prohibited Payments. Notwithstanding any other provision of this Agreement, if Proteonomix is prevented from making any such payment by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to the Licensor' account in a bank acceptable to the Licensor in the country whose currency is involved.

3.9

Records; Audits. Proteonomix shall keep complete and accurate records pertaining to the sale of Licensed Product and payment of Sublicense Fees in sufficient detail to permit the Licensor to confirm the accuracy of payments due hereunder. Upon written request to Proteonomix by the Licensor and no more than once in any calendar year, the Licensor shall have the right to cause an independent, certified public accountant reasonably acceptable to Proteonomix to audit such records to confirm Net Sales and royalty payments and payments with respect to Sublicense Fees for any calendar year ending not more than three (3) years prior to the date the Licensor request such audit the Licensor agree to treat, and to cause such accountant to treat, all such information as confidential and not to use or disclose any such information for any purpose except to determine compliance with this Agreement For the avoidance of doubt, Proteonomix shall not be obligated to provide the Licensor or such accountant with access to any records or information other than that which is necessary to confirm Net Sales, royalty payments or payments with respect to Sublicense Fees payable under this Agreement. Such audits may be exercised during normal business hours upon reasonable prior written notice to Proteonomix. If any audit or examination shall reveal a deficiency of any payment due, Proteonomix shall make payment to the Licensor of such deficiency. Payment shall be made within ten (10) days following announcement of the results of the audit to Proteonomix and the Licensor.

The Parties shall promptly make any adjustments necessary to reflect the results of such audit. The Licensor shall bear the full cost of such audit unless such audit discloses a shortfall by more than ten percent (10%) from the actual amount of any payment due under this Agreement, in which case, Proteonomix shall bear the full cost of such audit.

ARTICLE 4

INTELLECTUAL PROPERTY

4.1

Prosecution and Maintenance of Licensed Patents. Proteonomix shall control, prosecute and maintain all Patents included in the Licensed Patents. Proteonomix shall provide the Licensor with an opportunity to review and discuss with Proteonomix prosecution strategy and to consult with Proteonomix on the content of patent filings with respect to Licensed Patents. Proteonomix shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing, prosecution and maintenance of such Licensed Patents by Proteonomix. Proteonomix undertakes to notify the Licensor in writing in a timely manner if it does not desire to support the continued prosecution or appeals or maintenance of any of the Patents included in the Licensed Patents. In the event Proteonomix declines to maintain of any Patents included in the Licensed Patents, the Licensor may, at its own expense, continue to prosecute or maintain such Licensed Patent, in which case Proteonomix' license, hereunder with respect to such Patent shall be terminated forthwith and all rights with respect thereto shall revert to the Licensor.

4.2

Enforcement of Licensed Patents. Each Party shall promptly notify the other in writing of any alleged or threatened infringement or misappropriation of any Patent included in the Licensed Patents of which such Party becomes aware.

(a)

With respect to any infringement or misappropriation of any Patent included in the Licensed Patents, Proteonomix shall have the sole and exclusive first right, but not the obligation, to direct, bring and control any action or proceeding in its own name, with respect to such infringement at its own expense and by counsel of its own choice, and the Licensor shall have the right, at their own expense, to be represented in any such action by counsel of their own choice.

(b)

In the event Proteonomix brings an action in accordance with this Section 4.2, the Licensor shall cooperate fully, including if required to bring such action, the furnishing of a power of attorney. Neither Party shall have the right to settle any patent infringement or misappropriation litigation under this Section 4.2 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which shall not be unreasonably withheld). Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such litigation, after reimbursement of any litigation expenses of Proteonomix and the Licensor, shall be retained by the Party that brought and controlled such litigation for purposes of this Agreement

(c)

During the pendency of any such proceeding or any appeal thereof; any payment hereunder to the Licensor shall be paid by Proteonomix into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favorable final resolution of such proceeding or any appeal thereof retaining the full rights, Proteonomix shall resume paying the Licensor the full royalties, and all funds in such escrow account shall be paid to the Licensor. Upon an unfavorable final resolution of such proceeding or any appeal thereof; the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance, if any, paid to the Licensor.

4.3

Third Party Infringement Claims. Each Party shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties pursuant to this Agreement infringes or may infringe or misappropriate the intellectual property rights of such Third Party. Proteonomix shall have the sole and exclusive right to control, direct or defend in its own name any defense, action, appeal of any such claim, action, proceeding at its own expense and by counsel of its own choice. If Proteonomix fails to defend any such claim against Proteonomix, and the failure to so defend would have an adverse effect on any Patent within the Licensed Patents, then the Licensor shall have the right to assume the defense against such claim at its own expense and by counsel of its own choice. Neither Party shall have the right to settle any patent infringement or misappropriation litigation under this Section 4.4 relating to the Patents in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which shall not be unreasonably withheld). During the pendency of any such proceeding or any appeal thereof, any payment hereunder to the Licensor shall be paid by Proteonomix into an interest-bearing escrow account pending the outcome of such proceeding. Upon a favorable final resolution of such proceeding or any appeal thereof retaining the full rights, Proteonomix shall resume paying the Licensor the full royalties, and all funds in such escrow account shall be paid to the Licensor. Upon an unfavorable final resolution of such proceeding or any appeal thereof, the funds in such escrow account shall be applied toward the damage award in such action, if any, and the balance, if any, paid to the Licensor.

4.4

Cooperation of the Parties. Each Party agrees to cooperate fully in the preparation, filing, and prosecution of any Licensed Patents under this Agreement and in the obtaining and maintenance of any patent extensions, supplementary protection certificates and the like with respect to any Patent claiming a Licensed Product being developed or commercialized by Proteonomix or Sublicensees. Such cooperation includes, but is not limited to, promptly informing the other Party of any matters coming to such Party's attention that may affect the preparation, filing, prosecution or maintenance of any Patents.

ARTICLE 5

CONFIDFENTIALITY

5.1

Confidentiality. The Parties acknowledge that, during the Term, and for a period of five (5) years thereafter, each Party (the "Receiving Party") will maintain in confidence, and will not use, all Confidential Information disclosed to it by the other Party (the "Disclosing Party") under this Agreement, except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties. The Parties agree that the financial terms of the Agreement will be considered Confidential Information of both Parties. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but at least reasonable care) to ensure that its employees, agents, consultants and other representatives do not disclose or make any unauthorized use of the Disclosing Party's Confidential Information. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other Party's Confidential Information.

5.2

Exceptions. The obligations of confidentiality contained in Section 5.1 will not apply to the extent that it can be established by the Receiving Party by competent written evidence that such Confidential Information:

(a)

was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)

was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)

became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

(d)

was independently discovered or developed by the Receiving Party without the use of Confidential Information of the Disclosing Party; or

(e)

was disclosed to the Receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation not to disclose such information to others.

5.3

Authorized Disclosure. The Receiving Party may disclose the Confidential Information of the Disclosing Party to the extent such disclosure is reasonably necessary in the following instances:

(a)

filing, prosecuting or maintaining the Licensed Patents in accordance with this Agreement;

(b)

practicing the licenses granted hereunder or preparing and submitting regulatory filings with respect to Licensed Products;

(c)

prosecuting or defending litigation or complying with applicable court orders or governmental laws, rules or regulations including, but not limited to, disclosures required by the FDA or the Securities and Exchange Commission; or

(d)

disclosure to Affiliates, Sublicensees, employees, consultants, agents or other Third Parties who have a need to know such information for purposes of this Agreement or in connection with due diligence or similar investigations, and disclosure to potential Third Party investors in confidential financing documents, provided, in each case, that any such Affiliate, Sublicensee, employee, consultant, agent or Third Party is subject to obligations of confidentiality and non-use comparable to those set forth in this Section article 5.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party's Confidential Information pursuant to Article 5, it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law and on any disclosure to Third Parties.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES

6.1

Representations and Warranties of the Licensor. The Licensor represent and warrant to Proteonomix that

(a)

the Licensor have as of the Effective Date, and will have during the Term, sufficient rights and power to grant the licenses to Proteonomix which they purport to grant herein free and clear of any and all liens and any requirements of charges, fees, rights, conditions or restrictions of any kind and, as of the Effective Date;

(b)

has not and will not grant; license, convey, assign, and/or transfer to any Third Party any rights to Technology (as defined in Exhibit B), inconsistent with the licenses and other rights granted hereunder;

(c)

is the sole owner, and has the entire right, title and interest in the Technology;

(d)

there are, as of the Effective Date, and during the Term shall be, no outstanding liens, encumbrances, agreements or understandings of any kind, regarding the Technology to which the Licensor or its Affiliates is a Party or which are binding upon the Licensor its Affiliates which are inconsistent or in conflict with any provision of this Agreement;

(e)

as of the Effective Date, the Licensor or its Affiliates has received no written claim or accusation that the practice of the Licensed Products or the manufacture, use or sale of Licensed Products infringes or may infringe any Third Party patent; and thus it should not matter but should be in the master agreement as of the Effective Date, the Licensor or its Affiliates has not received a written notification of any interference proceeding, opposition proceeding, cancellation proceeding or other protest proceeding relating to the Licensed Patents being instituted against the Licensor or its Affiliates.

6.2

Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party that

(a)

it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder,

(b)

this Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms; and

(c)

the execution, delivery and performance of this Agreement do not conflict with any agreement, instrument or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.3

Disclaimer. Except as expressly set forth herein, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTIBILITY AND FITNESS FOR A PARTICULAR PURPOSE.

ARTICLE 7

TERM; TERMINATION

7.1

Term. The term of this Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will terminate upon the expiration of the last Royalty Term (the "Term"). Upon expiration of the Royalty Term in a given jurisdiction, Proteonomix shall continue to have a license on the terms described in Article 2, except that such license shall be fully paid, perpetual, irrevocable and nonexclusive.

7.2

Termination for Cause. Each Party shall have the right to terminate this Agreement upon thirty (30) days' written notice to the other upon the occurrence of any of the following:

(a)

Upon or after bankruptcy, insolvency, dissolution or winding up or assignment for the benefit of creditors of the other Party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation) or a petition is filed for any of the foregoing and is not removed within ninety (90) days; or

(b)

Upon or after the breach of any material provision of this Agreement by the other Party, including, with respect to Proteonomix if the breaching Party has not cured such breach within the thirty (30) day period following written notice of termination by the non-breaching Party.

7.3

Dispute Resolution. Notwithstanding anything in this Section 7.3 to the contrary, to the extent Proteonomix reasonably and in good faith disagrees with any assertion by the Licensor that there has been a material breach or material default of this Agreement by Proteonomix, and Proteonomix provides written notice to the Licensor of its disagreement and the basis for its belief within fifteen (15) days after Proteonomix receives notice from the Licensor of a breach under this Section 7.3, this Agreement will remain in effect and any termination of this Agreement under Section 7.3 will be suspended pending resolution of such disagreement between the Parties.

7.4

Effect of Termination; Surviving Obligations.

(a)

Upon termination of this Agreement, all rights and obligations of the Parties under this Agreement shall terminate, except as set forth in this Article.

(b)

Upon termination of this Agreement by Proteonomix all rights to the Licensed Technology and the Licensed Patents shall revert to the Licensor.

(c)

In the event that the license granted to Proteonomix is terminated in accordance with this Article, any existing sublicenses granted by Proteonomix shall remain in effect and shall be automatically assigned by Proteonomix to the Licensor so that such sublicenses shall become direct licenses between the Licensor and the applicable Sublicensees on the terms set forth herein.

(d)

Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Except as expressly set forth elsewhere in this Agreement, the obligations and the rights of the Parties under Articles 5, 6, 7, 8 and 9 shall survive expiration or termination of this Agreement.

7.5

Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either Party to the other Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to Intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code.

7.6

Remedies. In the event of any breach of any provision of this Agreement in addition to the termination rights set forth herein, each Party shall have all other rights and remedies at law or equity to enforce this Agreement

ARTICLE 8

INDEMNIFICATION; DISPUTE RESOLUTION

8.1

Indemnification.

(a)

Proteonomix hereby agrees to save, defend, indemnify and hold harmless the Licensor, its directors, officers, employees, agents and Affiliates (and its directors, officers, employees and agents) (each, a "the Licensor Indemnitee") from and against any and all losses, damages, liabilities, expenses and costs, including reasonable legal expenses and attorneys' fees ("Losses"), to which the Licensor Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of (a) the practice by Proteonomix of the license granted under Section 2.1, or (b) the development, manufacture, handling, storage, sale or other disposition of any Licensed Product by Proteonomix and its Affiliates and Sublicensees, except to the extent such Losses result from the negligence or willful misconduct of any the Licensor Indemnitee.

(b)

the Licensor will save, defend, indemnify and hold harmless Proteonomix, its directors, officers, employees and agents and its directors, officers, employees and agents) and its Sublicensees (and its directors, officers, employees and agents) (each, a "Proteonomix Indemnitee") from and against any and all Losses to which any  Foundation Indemnitee may become subject as a result of any claim, demand, action or other proceeding by any Third Party to the extent such Losses arise out of the breach by the Licensor of any of their representations, warranties or obligations hereunder, except to the extent such Losses result from the negligence or willful misconduct of Proteonomix.

(c)

In the event a Party seeks indemnification under this Article, it shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested (at the expense of the Indemnifying Party) in the defense of the claim.

8.2

Limitation of Liability. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR FOR INFRINGEMENT OR MISAPPROPRIATION, NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY INDIRECT, SPECIAL, INCIDENTIAL, CONSEQUENTIAL OR EXEMPLARY DAMAGES, INCLUDING BUT NOT LIMITED TO, LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. IN NO EVENT SHALL THE FOUNDATION’S LIABILITY HEREIN SHALL EXCEED IN THE AGGREGATE THE AMOUNTS ACTUALLY PAID TO THE LICENSORS UNDER THS AGREEMENT.

8.3

Dispute Resolution. All disputes arising out of or related to this Agreement, shall be litigated in a state or federal court located in Dade County, Florida.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Florida, excluding its conflicts of laws principles.

9.2

Entire Agreement; Modification. This Agreement (including the Exhibits hereto) is both a final expression of the Parties' agreement and a complete and exclusive statement with respect to all of its terms. This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement

9.3

Relationship Between the Parties. The Parties' relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

9.4

Non-Waiver. The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

9.5

Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party's consent in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to an Affiliate or Third Party. The rights and obligations of the patties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

9.6

No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any Party other than those executing it.

9.7

Severability. It for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

9.8

Notices. Any notice to be given under this Agreement must be in writing and delivered to the address in the preamble either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier, to the Party to be notified at its address(es) given below, or at any address such Party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earlier of: (a) the date of actual receipt; (b) if mailed, five (5) business days after the date of postmark; or (c) if delivered by overnight courier with guaranteed next day delivery, the next business day the overnight courier regularly makes deliveries.

9.9

Force Majeure. Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement other than failure to pay when due by reason of any event beyond such Party's reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, terrorism, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event beyond reasonable control of the Parties similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur. Notice of a Party's failure or delay in performance due to force majeure must be given to the other Party within ten (10) business days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

9.10

Legal Fees. If any Party to this Agreement resorts to any legal action or arbitration in connection with this Agreement, the prevailing Party shall be entitled to recover reasonable fees of attorneys and other professionals in addition to all court costs and arbitrator's fees which that Party may incur as a result

9.11

Headings. The headings contained in this Agreement have been added for convenience only and shall not be construed as limiting or used in the interpretation of this Agreement.

9.12

Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

SIGNATURES

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement including the Appendix and Exhibit attached hereto and incorporated herein by reference.

PROTEONOMIX, INC.

MCNIECE COHENFOUNDATION, INC.

By: _/s/ Michael Cohen_______

By: _/s/ Ian McNiece____________

        Michael Cohen

         Ian McNiece,

        President

         President

APPENDIX A

EXHIBIT A

Licensed Patents

To be supplied as patents are granted.

Exhibit B — Licensed StromaCel Technology